                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          PRINTRAK INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                             1250 N. TUSTIN AVENUE
                           ANAHEIM, CALIFORNIA 92807

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 16, 1998
                             ---------------------

To the Stockholders of Printrak International Inc.:

    The 1998 Annual Meeting of Stockholders of Printrak International Inc. (the "Company"), will be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on September 16, 1998, at 10:00 a.m., for the following purposes as more fully described in the accompanying Proxy Statement:

    (1) To elect the following six nominees to serve as directors until the next annual meeting of stockholders or until their successors are elected and have qualified:

Richard M. Giles                   Charles L. Smith
John G. Hardy                      Albert C. Wong
Daniel J. Driscoll                 Peter T. Higgins

    (2) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 1999; and

    (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    Only stockholders of record at the close of business on July 31, 1998 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                                      [SIG]

                                          Richard M. Giles
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 14, 1998

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                          PRINTRAK INTERNATIONAL INC.
                             1250 N. TUSTIN AVENUE
                           ANAHEIM, CALIFORNIA 92807

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Printrak International Inc., a Delaware corporation (the "Company"), for use at its 1998 Annual Meeting of Stockholders ("Annual Meeting") to be held on September 16, 1998, at 10:00 a.m., at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about August 14, 1998. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of the Company may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by the Company.

    Holders of shares of common stock of the Company ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Printrak International Inc., 1250 N. Tustin Avenue, Anaheim, California 92807, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement and "FOR" the ratification of Deloitte & Touche LLP as the Company's independent auditors.

                               VOTING SECURITIES

    The shares of Common Stock, $.0001 par value, constitute the only outstanding class of voting securities of the Company. Only the stockholders of the Company of record as of the close of business on July 31, 1998 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 11,334,642 shares of Common Stock outstanding and entitled to vote. No shares of the Company's preferred stock, $.0001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

    The Company's Bylaws, as amended, authorize a range of not less than four nor more than seven Directors. The exact number was previously set at seven and currently, there are six members of the Board of Directors. There is one vacancy on the Board of Directors. The vacancy is expected to be filled by the Board of Directors at a later date. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the six nominees named below. All of the nominees presently are directors of the Company. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

    The names and certain information concerning the six nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

    All members of the Company's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. The director nominees the Company are as follows:

NAME                               AGE                               POSITION
---------------------------------  ---   -----------------------------------------------------------------
Richard M. Giles.................  50    Chairman of the Board, Chief Executive Officer, President and
                                           acting Chief Financial Officer

John G. Hardy....................  49    President of Products Division and Director

Daniel J. Driscoll...............  39    President of Digital Justice Division and Director

Charles L. Smith.................  63    Director

Albert C. Wong...................  49    Director

Peter T. Higgins.................  54    Director

    RICHARD M. GILES, 50, Chief Executive Officer, President and acting Chief Financial Officer, joined the Company as Chief Financial Officer in May 1989, became President and Chief Executive Officer and a Director in June 1990 and has served as Chairman of the Board since April 1991. Mr. Giles is serving as acting Chief Financial Officer. Prior to joining Printrak, from 1988 to 1989, Mr. Giles served as Chief Financial Officer for subsidiaries of De La Rue, p.1.c., an international financial printing company. From 1986 to 1988 Mr. Giles served as Managing Director of Boardman Panels & Boards, a printed circuit board company in the United Kingdom. From 1983 to 1986, Mr. Giles served as Financial Controller and Finance Director of Racal Marine Radar Ltd., a manufacturer of defense electronics and marine radar equipment. In 1994, Mr. Giles was named Entrepreneur of the Year in the turnaround category by Inc. Magazine for the Orange County, California region. Mr. Giles received a first class honors degree in chemistry and mathematics from Bristol University.

    JOHN G. HARDY, 49, President of Products Division, joined the Company in October 1989 as Director of Software Engineering. He has served as Vice President of Engineering since April 1990, as Chief Operating Officer of the Company since August 1996 and as a Director of the Company since June 1990. Mr. Hardy has recently been named President of Products Division. Prior to joining Printrak, from 1985 to 1989, Mr. Hardy was employed as Senior Vice President of Engineering by Color Systems Technology, Inc., a company which converts black and white movies to color. From 1978 to 1985, Mr. Hardy was employed by Technology Service Corporation, a manufacturer of image simulation products, as manager of its imaging systems business unit. Prior to 1978, Mr. Hardy held various engineering positions with Xontech, Inc., a manufacturer of x-ray equipment, and with the radar systems division of Hughes Aircraft Company. Mr. Hardy received a B.S. in electrical engineering from the University of Utah in 1972 and a M.S. in electrical engineering from the University of Southern California in 1975.

    DANIEL J. DRISCOLL, 39, President of Digital Justice Division, joined the Company as Director of Marketing in August 1993. He served as Vice President of Engineering and Product Marketing since September 1995 and was recently named President of Digital Justice Division. Prior to joining Printrak, from October 1992 to August 1993, Mr. Driscoll was employed as Director of Marketing and Product Development for the Hoskins division of Sheldahl, Inc., which division manufacturers aviation illumination systems. From 1989 to 1992, Mr. Driscoll was employed by Cymbolic Sciences International, a manufacturer of film recorders, as Vice President, Marketing and Product Development. Prior to 1989, Mr. Driscoll was employed by Lincoln Laser Company, a manufacturer of laser scanning systems, as Vice President of its Systems Division, and by Intel Corporation as a Senior Industrial Engineer in its advanced manufacturing technology group. Mr. Driscoll received a B.S. in industrial engineering from Arizona State University. Mr. Driscoll was appointed to the Company's Board of Directors in June 1998.

    CHARLES L. SMITH, 63, director, joined the Company as Director of Operations in August 1989, served as Vice President of Operations from January 1990 to March 1990, and served as the Company's Chief Operating Officer from April 1990 until his retirement in August 1996. Mr. Smith became a Director of the Company in June 1990. Prior to joining Printrak, Mr. Smith was employed for approximately two years as Vice President, Operations for EG&G Corporation, a manufacturer of defense related products. Prior to 1987, Mr. Smith was Executive Vice President of Dolphin Systems, a manufacturer of computer data storage devices, and held various positions, including Division General Manager, with Computer Automation, a manufacturer of mini computer systems. Mr. Smith received a B.S. degree in Industrial Management from California State University, Long Beach.

    ALBERT C. WONG, 49, director, joined the Company as a Director in November 1996. Since 1989, Mr. Wong has been an executive officer and director of AMKLY Systems, a developer of PC and networking products. Prior to 1989, Mr. Wong directed worldwide engineering and manufacturing operations of AST Computer which he co-founded in 1980. Mr. Wong received a B.S. degree in Electrical Engineering from California State University, Fullerton.

    PETER J. HIGGINS, 54, director, joined the Company as a Director in July 1998. From July 1995 to the present, Mr. Higgins has been the sole proprietor of Higgins & Associates, International, a consulting firm which is involved in identification technology and other aspects of criminal justice information services. From March 1992 to June 1995, Mr. Higgins served the Federal Bureau of Investigation as its Deputy Assistant Director for Engineering. Prior to joining the FBI, Mr. Higgins was employed in various positions, including technical analysis and management, by the Central Intelligence Agency for over twenty years. Mr. Higgins received his M.S. degree in Theoretical Mathematics and Computer Science from the Stevens Institute of Technology in 1968 and a B.A. in Mathematics from Marist College in 1967.

                         BOARD MEETINGS AND ATTENDANCE

    The Board of Directors of the Company held four meetings during the fiscal year ended March 31, 1998. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is currently comprised of two directors selected by the Board of Directors of the Company. The members of the Audit Committee presently are Charles Smith and Albert C. Wong. The Audit Committee is authorized to handle all matters which it deems appropriate regarding the Company's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of the Company's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by the Company. In addition, the Audit Committee also makes recommendations to the Board of Directors with respect to the selection of the Company's independent accountants. The Audit Committee held three meetings during the fiscal year ended March 31, 1998.

    The Compensation Committee is currently comprised of two directors selected by the Board of Directors of the Company. The members of the Compensation Committee presently are Charles Smith and Albert C. Wong. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for the Company's executive officers. The Compensation Committee held four meetings during the fiscal year ended March 31, 1998.

    The Company does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on the Company's Board of Directors.

OTHER EXECUTIVE OFFICERS

    The other current executive officers of the Company are:

    DAVID L. MCNEFF, 50, Executive Vice President of Sales, joined the Company in 1985 and served as Vice President, Worldwide Sales from November 1991 to May 1998, as a Director from November 1991 to August 1997, as Director of North American Sales from 1990 to 1991, as Director, Systems Engineering, Proposals and Contracts from 1989 to 1990, and as Manager of Programs and Contracts from 1985 to 1989. Prior to joining Printrak, from 1978 to 1985, Mr. McNeff was employed as Program Manager for Magnavox Advanced Products and Systems Co., which develops and manufactures high speed chips and printed circuit boards for government agencies. Mr. McNeff received his B.A.S. degree and two masters degrees from Biola University, all with highest honors.

    SUSANNA H. BENNETT, 44, Vice President of Finance, Treasurer, and Corporate Secretary, joined the Company in March 1987 and served as Vice President of Corporate Administration from July 1997 to June 1998, Vice President, Treasurer from April 1996 to July 1997, Vice President of Finance from April 1995 to March 1996, Controller from April 1989 to March 1995 and Finance Manager from March 1987 to April 1989. Prior to joining Printrak, Ms. Bennett served in accounting and management positions, from 1985 to 1987 at MDB Systems, and from 1984 to 1985 at Excel-O-Corp., a manufacturer of computer peripheral devices. Ms. Bennett received a B.A. with honors in Accounting from California State University, Fullerton and an M.B.A. from Pepperdine University.

    STEPHEN YEICH, 38, Vice President, Worldwide Marketing, joined the Company as Director of Marketing in July 1991 and held such position until January 1993, served as Director of Business Development from January 1993 to April 1997, as Vice President of Marketing from April 1997 to May 1998 and was promoted to Vice President, Worldwide Marketing in May 1998. Prior to joining Printrak, Mr. Yeich held consulting, marketing and sales positions with McKinsey & Company, IBM and GTE. Mr. Yeich received a bachelor's degree from Pennsylvania State University and a master's degree with honors from Harvard Graduate School of Business Administration.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth compensation earned during the three fiscal years ended March 31, 1996, 1997 and 1998 by the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at March 31, 1998 and whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                                                       AWARDS
                                                                    ------------
                                        ANNUAL COMPENSATION          SECURITIES
                                   ------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION        YEAR  SALARY ($)     BONUS ($)   OPTIONS (#)    ALL OTHER COMP.(1)
---------------------------------  ----  ----------     ---------   ------------   -------------------
Richard M. Giles.................  1998    374,039       144,250(2)    --               --
 CEO, President and acting CFO     1997    403,077       153,000       --               --
                                   1996    500,000       500,000       --               --

Barry B. White...................  1998    150,733(3)     20,156       --                100,000(4)
 Former Vice President

Daniel J. Driscoll...............  1998    191,269        55,838(5)  127,000            --
 President of Digital Justice      1997    151,955        53,550       --               --
 Division                          1996    117,986        43,750      56,000            --

John G. Hardy....................  1998    179,157        53,918(6)   20,000            --
 President of Products Division    1997    168,819        53,585       --               --
                                   1996    148,706        37,177       --               --

David L. McNeff..................  1998    160,888        65,512(7)   75,000            --
 Vice President of Sales           1997    152,877        53,585       --               --
                                   1996    148,706        37,177      48,000            --

------------------------

(1) Does not reflect certain personal benefits, which in the aggregate are less than the lower of $50,000 or 10% of each Named Executive Officer's annual salary and bonus.

(2) Includes $91,750 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(3) Includes $14,866 paid by TFP prior to the Company's acquisition of TFP in May 1997.

(4) Mr. White resigned on March 31, 1998 from all positions with the Company. In connection with Mr. White's resignation, Mr. White was paid $100,000 severance.

(5) Includes $26,775 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(6) Includes $26,793 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(7) Includes $26,803 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

OPTION MATTERS

    OPTION GRANTS. The following table sets forth certain information concerning grants of options to each of the Company's Named Executive Officers during the fiscal year ended March 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR
                              (INDIVIDUAL GRANTS)

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                            % OF TOTAL                                 ANNUAL RATES OF
                              NUMBER OF      OPTIONS                                     STOCK PRICE
                             SECURITIES     GRANTED TO                                 APPRECIATION FOR
                             UNDERLYING    EMPLOYEES IN    EXERCISE                     OPTION TERM(3)
                               OPTIONS        FISCAL         PRICE      EXPIRATION   --------------------
NAME                         GRANTED (#)     YEAR(1)      ($/ SHARE)     DATE(2)      5% ($)    10% ($)
---------------------------  -----------   ------------   -----------   ----------   --------  ----------
Richard M. Giles...........     --            --             --           --            --         --
Barry B. White.............     --            --             --           --            --         --
Daniel J. Driscoll.........    27,000             2.7%          11.63   05/08/07      197,370     500,580
                              100,000            10.1%           9.88   09/10/07       62,100   1,575,000
John G. Hardy..............    10,000             1.0%          11.63   05/08/07       73,100     185,400
                               10,000             1.0%           9.88   09/10/07        6,210     157,000
David L. McNeff............    25,000             2.5%          11.63   05/08/07      182,750     463,500
                               50,000             5.0%           9.88   09/10/07       31,050     787,500

------------------------

(1) Options to purchase an aggregate of 993,289 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended March 31, 1998.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment. These options vest in equal quarterly installments over five years.

(3) Based on fair market value, in accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent the Company's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

    OPTION EXERCISES. No options were exercised by any of the Named Executive Officers during the year ended March 31, 1998. The following table sets forth the fiscal year end options values for all options held by the Company's Named Executive Officers. The values for "in the money" options represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of the Company's Common Stock ($8.38 per share).

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                                      YEAR END (#)                AT FISCAL YEAR END ($)(1)
                             -------------------------------   -------------------------------
NAME                          EXERCISABLE     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------  --------------   --------------   -----------  ------------------
Richard M. Giles...........     --               --                --            --
Barry B. White.............     --               --                --            --
Daniel J. Driscoll.........     45,149          145,851        $    48,784        $37,696
John G. Hardy..............    273,500           16,500        $ 1,657,800       --
David L. McNeff............     46,450           92,550        $   105,536        $10,944

------------------------

(1) On May 26, 1998, the Company repriced an aggregate of 452,000 options held by certain executive officers which had exercise prices greater than $7.50 per share, to $6.94 per share, the fair market value of the Company's Common Stock on the date of repricing. The values stated above do not reflect such repricing.

EMPLOYMENT AND SEVERANCE AGREEMENTS

    The Company entered into an employment agreement with Richard M. Giles, effective July 2, 1996, for a term expiring July 1, 2002, pursuant to which he will serve as Chief Executive Officer and President of the Company. The Employment Agreement provides for a base salary of $350,000 per year, with annual raises to be determined by the Compensation Committee. On April 1, 1997, Mr. Giles base salary was increased to $375,000. Mr. Giles may earn a performance bonus based upon the attainment of certain operating goals of the Company. For fiscal 1998, Mr. Giles' target performance bonus was $150,000. Such performance bonus may be increased or decreased depending on the Company's financial performance in relation to its operating income budget. Mr. Giles is also eligible to participate in incentive compensation and other employee benefit plans established by the Company from time to time. Mr. Giles' employment agreement provides for a severance benefit equal to eighteen months' base salary in the event of termination of his employment by the Company under certain circumstances.

    The Company entered into an employment agreement with Barry B. White, effective May 7, 1997 for a term of two years, pursuant to which he would serve as President of TFP, and as a Vice President and director of the Company. The Employment Agreement provided for a base salary of $150,000 per year, with annual raises to be determined by the Compensation Committee. Mr. White resigned from all positions with the Company and its subsidiaries effective March 31, 1998.

    The Company has agreements with a number of executive officers and several key employees which grant such officers and employees severance benefits upon termination by the Company. Such benefits range in amount from six to twelve months' base salary.

DIRECTORS' FEES

    During fiscal 1998, the Company's outside directors received cash compensation for their services on the Company's Board of Directors. Accordingly, Mr. Smith, Mr. Simonds and Mr. Wong received $19,750, $18,000 and $19,750, respectively, during fiscal year 1998. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended. Mr. Smith received additional compensation of $16,622 for reimbursement of medical insurance costs.

    Pursuant to the Company's 1996 Stock Incentive Plan, each outside director shall receive an initial grant of 10,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of 2,000 shares on each anniversary of such director's election, vesting 25% immediately and the remaining 75% over the following three years. Accordingly, in fiscal year 1998, Messrs. Simonds and Wong were each granted options to purchase 2,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") applicable to its directors, officers and any persons holding 10% or more of the Company's Common Stock were made with respect to the Company's fiscal year ended March 31, 1998.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information as of July 31, 1998 regarding the beneficial ownership of the Company's Common Stock by (i) any person who was known by the Company to own more than five percent (5%) of the voting securities of the Company, (ii) all directors and nominees, (iii) each of the

Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.

                                                                AMOUNT AND NATURE OF
                                                                     BENEFICIAL       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS(1)                            OWNERSHIP(2)         CLASS
--------------------------------------------------------------  --------------------  -----------
Richard M. Giles(3)...........................................         5,967,600            52.7%
Barry B. White(4).............................................           732,179             6.5%
John G. Hardy(5)..............................................           374,792             3.2%
Charles L. Smith(6)...........................................           369,500             3.3%
Daniel Driscoll(7)............................................            60,958               *
David L. McNeff(8)............................................            53,486               *
Albert C. Wong(9).............................................             7,330               *
Peter T. Higgins..............................................             2,500               *
All current executive officers and directors as a group (9
  persons)(10)................................................         6,895,855            58.5%

------------------------

  * less than 1%

 (1) Unless otherwise indicated, the business address of such stockholder is c/o Printrak International Inc., 1250 North Tustin Avenue, Anaheim, CA 92807.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of July 31, 1998, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (3) Includes 81,000 shares owned by the Alexander Giles Education Trust, Richard Giles Trustee and his son as beneficiary; 6,400 shares owned by Richard Giles' son, Alexander Giles; and 76,000 shares owned by The Giles Family Foundation, a California non-profit public benefit corporation, of which Richard Giles shares voting power with his spouse. Mr. Giles disclaims beneficial ownership of the above-mentioned shares. The remaining 5,804,200 shares are held by The Giles Living Trust.

 (4) Mr. White's business address is 213 Michaux Drive, Greenville, SC 29605.

 (5) The shares of Common Stock are held by John G. Hardy and Irene P. Hardy, as co-trustees of the John G. Hardy and Irene P. Hardy, Family Trust, July 24, 1996, of which Mr. Hardy has shared voting power. Includes 274,792 shares issuable upon the exercise of an option exercisable within 60 days of July 31, 1998 by Mr. Hardy.

 (6) Such shares are held by Charles L. Smith and Janet Smith, as Trustees of the Smith Family Trust, of which Mr. Smith has shared voting power.

 (7) Includes 60,598 shares issuable upon the exercise of an option exercisable within 60 days of July 31, 1998.

 (8) Includes 53,486 shares issuable upon the exercise of an option exercisable within 60 days of July 31, 1998.

 (9) Includes 6,000 shares issuable upon the exercise of an option exercisable within 60 days of July 31, 1998.

 (10) Includes an aggregate of 451,548 shares subject to options exercisable within 60 days of July 31, 1998.

                      REPORT OF THE COMPENSATION COMMITTEE

    The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended March 31, 1998.

    The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's executive officers and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The salary and performance bonus of Richard
M. Giles, the Company's President and Chief Executive Officer, is determined in accordance with Mr. Giles' Employment Agreement with the Company (see "Employment and Severance Agreements," above). The Compensation Committee met three times during fiscal year 1998.

COMPENSATION POLICIES AND OBJECTIVES

    The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

    There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

    - BASE SALARY. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable computer software and systems companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

    - ANNUAL BONUS. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid.

    - LONG-TERM INCENTIVES. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if the Company and individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options quarterly on terms which provide that the options become exercisable in cumulative monthly installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

FISCAL YEAR 1998 COMPENSATION

    The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee of the
                                          Board of Directors
                                          Charles Smith
                                          Albert C. Wong

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT AND THE PERFORMANCE GRAPH ON PAGE 12 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended March 31, 1998, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers, provided, however, the Company's Chief Executive Officer and President, Richard M. Giles, has an employment agreement with the Company and his compensation is determined in accordance with the terms and conditions of such agreement. The Compensation Committee consists of Charles Smith, Kenneth W. Simonds and Albert C. Wong.

CERTAIN TRANSACTIONS

    During the year ended March 31, 1998, the Company's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for the Company's executive officers, provided, however, the Company's Chief Executive Officer and President, Richard M. Giles, has an employment agreement with the Company and his compensation is determined in accordance with the terms and conditions of such agreement. As of March 31, 1998, the Compensation Committee consisted of Charles Smith and Albert C. Wong.

    On May 13, 1995, the Company sold its facility located at 1250 North Tustin Avenue, Anaheim, California (the "Property") to RICOL, LLC, a California limited liability company ("RICOL") which is controlled by Richard M. Giles, the Company's Chairman, President and Chief Executive Officer, for a total purchase price equal to $4,630,000, which was equal to the appraised fair market value of the Property plus $70,000, to cover certain closing costs. Such purchase price was paid to the Company by delivery of cash in the amount of $3,400,000 and a promissory note in the principal amount of $1,230,000 (the "Note"), which Note bore interest at the rate of 10% per annum and principal on which Note was payable at the rate of $38,000 per year until fully paid. Such purchase was financed by RICOL by borrowing $3,400,000 from Union Bank and executing a promissory note in the principal amount of $3,400,000 and a related deed of trust on the Property. Pursuant to a Loan Guaranty dated May 12, 1995, the Company unconditionally guaranteed such obligations of RICOL to Union Bank. Such guarantee was terminated in May 1996. On July 11, 1996, in exchange for partial payment of the Note, the Note was amended and restated to reflect the remaining principal balance of $500,000 (the "Amended Note") and amended the interest rate to be equal to the prime interest rate charged by Union Bank of California. Interest payments were due monthly until the entire principal balance was paid in full. The outstanding principal and accrued interest was due in full on July 11, 2003. In April 1998, the Property was sold to an unaffiliated party, the unpaid principal and interest were paid in full, and the Amended Note was cancelled.

    In connection with the May 1995 real estate transaction, the Company and RICOL entered into a lease for the Property for a term of five years, expiring May 12, 2000, with rent of $58,930 per month. Pursuant to the lease provision which provides for increases based on increases in the Consumer Price Index, not to exceed 6% or be less than 2% during any year of such term, the rent was increased to $60,109 per month beginning on May 12, 1996 and was further increased to $61,311 per month beginning May 12, 1997. On June 5, 1997, the Company, which had not previously paid the scheduled increase for the twelve months ending May 12, 1997, issued a check for $18,014 to cover the additional rent. The Company believes the increased rent is comparable to rents being charged for similar properties at the time of such increase. The Company believes that the transactions described above were on terms as favorable to the Company as they would have been if they had been with unrelated third parties. In connection with the sale of the Property in April 1998, the Company entered into a new lease for a term of six years, expiring April 30, 2004, with rent of $58,088 per month.

    From time to time, the Company has made loans to Mr. Giles, which have been evidenced by promissory notes. During fiscal 1997, the principal amount outstanding equaled $50,000. During fiscal 1996, the principal amount outstanding under such loans ranged from $23,000 to $147,000, and all of such loans had been repaid as of March 31, 1996. In February 1996, the Company loaned $150,000 to Mr. Giles. Such loan was collateralized by a pledge of 150,000 of the shares of the Company's common stock owned by Mr. Giles, bore interest at 5.5%, and principal and interest were due as of March 1, 1998. The principal amount along with accrued interest was repaid during fiscal year 1997. No loans were outstanding during fiscal year 1998.

    In February 1996, the Company loaned to John G. Hardy, President of Products Division, the sum of $310,000 to enable Mr. Hardy to exercise 120,000 options to purchase shares of the Company's Common Stock which were held by Mr. Ha-dy and to pay certain tax obligations resulting from the exercise of such options. Such loan bears interest at the rate of 5.5% per annum, and principal and accrued interest on such loan were originally due on March 1, 1998. However, on March 1, 1998, the Company entered into a written agreement to extend the repayment date to March 1, 2000.

    In connection with the acquisition of TFP, the Company's consolidated liabilities reflect an obligation to make lease payments under that certain Lease Agreement dated July 23, 1996 and entered into between TFP and Barry B. White, the then current President of TFP who later became a director and officer of Printrak. Mr. White resigned from all positions of the Company and its subsidiaries effective March 31, 1998. A Lease Amendment was executed in November 1997, providing among other things, (i) an increase in the monthly rental payment from $5,750 to $16,667 per month, and (ii) permitting for the termination of the lease upon 180 days notice, but in no event shall the termination occur prior to August 7, 1998. The Company provided written notice of its intention to terminate the lease effective August 7, 1998.

    Any future transactions between the company and its officers, directors or affiliates will either be on terms no less favorable to the company than could be obtained from third parties, will be subject to approval by a majority of the company's outside directors or will be consistent with policies approved by a majority of such outside directors.

                            STOCK PERFORMANCE GRAPH

    Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the Russell 2000 Index and the SIC Code Index (Number 7373--Computer Integrated Systems Design) for the period that commenced July 2, 1996, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on March 31, 1998. The Performance Graph is not necessarily an indicator of future price performance. The graph assumes the reinvestment of all dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                       AMONG PRINTRAK INTERNATIONAL INC.,
                             THE RUSSELL 2000 INDEX
                             AND THE SIC CODE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  DOLLARS       PRINTRAK INTERNATIONAL INC.        SIC CODE INDEX      RUSSELL 2000 INDEX
07/02/96                                $100.00             $100.00                 $100.00
09/30/96                                $121.88              $97.27                 $100.34
12/31/96                                $106.25              $90.17                 $105.56
03/31/97                                $143.75              $76.80                 $100.10
6/30/97                                 $118.75              $93.92                 $116.33
9/30/97                                 $145.31             $107.72                 $133.62
12/31/97                                $135.94             $106.13                 $129.14
3/31/98                                 $103.13             $131.71                 $142.13

                     ASSUMES $100 INVESTED ON JUL. 02, 1996
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING MAR. 31, 1998

                                  PROPOSAL TWO
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending March 31, 1999, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

    Deloitte & Touche LLP has audited the Company's financial statements annually since its fiscal year ended March 31, 1995. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal for action at the 1999 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than April 15, 1999 in order to be considered for inclusion in the Company's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 OTHER MATTERS

    Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                                      [SIG]

                                          Richard M. Giles
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

August 14, 1998

    The Annual Report to Stockholders of the Company for the fiscal year ended March 31, 1998 is being mailed concurrently with this Proxy Statement to all stockholders of record as of July 31, 1998. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PROXY                        PRINTRAK INTERNATIONAL INC.
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
             ANNUAL MEETING OF THE STOCKHOLDERS - SEPTEMBER 16, 1998

     The undersigned hereby nominates, constitutes and appoints Richard M. Giles and John G. Hardy, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PRINTRAK INTERNATIONAL INC. which the undersigned is entitled to represent and vote at the 1998 Annual Meeting of Stockholders of the Company to be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on September 16, 1998, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

                   THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2




--------------------------------------------------------------------------------
                            -  FOLD AND DETACH HERE  -

                                                            Please mark
                                                            your votes as  / X /
                                                            indicated in
                                                            this example



                               FOR all nominees listed     WITHHOLD AUTHORITY
                               below (EXCEPT AS MARKED     to vote for all
                               TO THE CONTRARY BELOW)      nominees listed below

1. Election of Directors              /  /                        /  /


Election of the following nominees as directors: Richard M. Giles, John G. Hardy, Daniel J. Driscoll, Charles L. Smith, Albert C. Wong and Peter T. Higgins

(INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)


--------------------------------------------------------------------------------


                                                    FOR      AGAINST     ABSTAIN


2. Ratification of Deloitte & Touche LLP            /  /       /  /        /  /
   as independent auditors:

3. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

   IMPORTANT-PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY
   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.



                       Date                  , 1998
                            ----------------


                       ---------------------------------------------------------
                                       (Signature of stockholder)

                       Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.



      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

--------------------------------------------------------------------------------
                               -  FOLD AND DETACH HERE  -